 As filed with the Securities and Exchange Commission on June 24, 2022

Registration No. 333-238517
UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 WestRock Company (Exact name of registrant as specified in its charter)
Delaware	37-1880617
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
1000 Abernathy Road Atlanta, Georgia 30328 (Address, including zip code, of registrant’s principal executive offices)
WestRock Company 401(k) Retirement Savings Plan (Full title of the plan)
Denise R. Singleton
Executive Vice President, General Counsel and Secretary
WestRock Company
1000 Abernathy Road
Atlanta, GA 30328
(770) 448-2193
 (Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer	☐

Non-accelerated filer ☐	Smaller reporting company	☐

	Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

WestRock Company (the “Company”) hereby amends its Registration Statement on Form S-8 (File No. 333-238517) filed with the Securities and Exchange Commission on May 20, 2020 (the “Form S-8”), with respect to: (i) 8,000,000 shares of common stock of the Company, par value $0.01 per share (the “Common Stock”), that may be issued under the WestRock Company 401(k) Retirement Savings Plan (the “Plan”) and acquired by participants and beneficiaries under the Plan and (ii) an indeterminate number of interests to be offered or sold pursuant to the Plan (together with the Common Stock, the “Securities”).

The Form S-8 was filed to register the Securities because in fiscal year 2020, the Company began using Common Stock to satisfy Company funded contributions under the Plan. On September 30, 2021, the Company terminated this practice, with the final funding of contributions through Common Stock occurring in October 2021. As a result, plan interests are no longer offered or sold pursuant to the Plan, and Plan participants no longer hold such interests.

The Company is filing this Post-Effective Amendment No. 1 to deregister 4,268,563 shares of Common Stock that remain unsold or unissued under the Plan, along with the associated plan interests in the Plan and terminate the effectiveness of the Form S-8. This filing is made in accordance with an undertaking made by the Company in the Form S-8 to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 (the “Securities Act”), the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S‑8 and has duly caused this Post-Effective Amendment to Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on June 24, 2022.

WESTROCK COMPANY

By: /s/ Steven B. Nickerson
Name: Steven B. Nickerson
Title: Vice President, Associate General Counsel and
Assistant Secretary

No other person is required to sign this Post-Effective Amendment on behalf of the Company in reliance upon Rule 478 under the Securities Act.

Pursuant to the requirements of the Securities Act, the WestRock Company Retirement Plan Administrative Committee, which administers the 401(k) Retirement Savings Plan has duly caused this Post-Effective Amendment to Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on June 24, 2022.

WESTROCK COMPANY 401(k) RETIREMENT SAVINGS PLAN

By: /s/ Shannon Pope___________
Member
WestRock Company Retirement Plan Administrative Committee